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                                                Filed pursuant to Rule 424(b)(1)
                                                          SEC File No. 333-52260

                                 828,351 Shares

                             JUNIPER NETWORKS, INC.

                                  COMMON STOCK

                                ----------------

     This Prospectus relates to the public offering, which is not being underwritten, of 828,351 shares of our common stock which is held by some of our current stockholders. The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of the shares.

     These shares may be offered and sold from time to time by certain of our stockholders identified in this prospectus. See "Selling Stockholders." The selling stockholders acquired the shares on December 8, 2000 in connection with our acquisition of Micro Magic, Incorporated.

     Our common stock is quoted on the Nasdaq National Market under the symbol "JNPR." On January 18, 2001, the last reported sale price of the common stock was $136.625 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTIONS ENTITLED "RISK FACTORS" AND "FACTORS THAT MAY AFFECT FUTURE RESULTS" IN THE DOCUMENTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS FOR CERTAIN RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER.

                                ----------------

     Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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                 The date of this prospectus is January 19, 2001



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     No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering, and if given or made, such information or representations must not be relied upon as having been authorized by us, any selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information in this prospectus is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. Additional information about us may be found on our web site at http://www.juniper.net. Information contained on Juniper Networks web site does not constitute part of this prospectus. -

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the selling stockholders sell all of the shares. This prospectus is part of a Registration Statement we filed with the SEC (Registration No. 333-52260). The documents we incorporate by reference are:

     1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     2. Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000;

     3. Our Current Report on Form 8-K dated May 5, 2000 relating to Juniper Networks' stock split;

     4. Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000;

     5. Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000;

     6. The description of our common stock contained in our registration statement on Form 8-A as filed with the SEC on June 11, 1999.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Corporate Secretary, Juniper Networks, Inc., 1194 North Mathilda Avenue, Sunnyvale, California 94089; telephone number 408-745-2000.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of Juniper Networks common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                                   THE COMPANY

     Our principal executive offices are located at 1194 North Mathilda Avenue, Sunnyvale, California 94089. Our telephone number is (408) 745-2000.

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                              SELLING STOCKHOLDERS

     The following table sets forth the number of shares owned by each of the selling stockholders. None of the selling stockholders has had a material relationship with Juniper Networks within the past three years other than as a result of their employment with Juniper Networks as of the date of the closing of the acquisition. No estimate can be given as to amount of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time.

     The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:

                                                                           NUMBER OF SHARES
                                                NUMBER OF SHARES          REGISTERED FOR SALE           PERCENTAGE OF
           NAME OF SELLING STOCKHOLDER         BENEFICIALLY OWNED             HEREBY (1)              OUTSTANDING SHARES
           ---------------------------         ------------------         --------------------        ------------------
Beryl N. Barnard                                       6,083                      6,083                       *
Gary Bewick                                           21,600                     21,600                       *
Elizabeth M. Cooper                                    5,069                      5,069                       *
Sherry Fang                                           34,218                     34,218                       *
Beth T. Mahar                                          4,320                      4,320                       *
Karen Mangum                                           2,160                      2,160                       *
Nadine North                                           3,041                      3,041                       *
Stephen Richardson                                    84,367                     84,367                       *
Mark Santoro                                         477,074                    477,074                       *
Ronald B. Santoro                                      4,320                      4,320                       *
Thomas A. Santoro                                      4,320                      4,320                       *
Amy Tavrow                                             4,320                      4,320                       *
Hillard Tavrow                                         4,320                      4,320                       *
Lee Tavrow                                           161,215                    161,215                       *
Paula Tavrow                                           4,320                      4,320                       *
WS Investment Company 2000 B                           7,604                      7,604                       *
     Total                                                                                                            *

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*    Represents beneficial ownership of less than 1% of our outstanding common stock.

(1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number our outstanding shares of common stock.

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                              PLAN OF DISTRIBUTION

     The shares being offered by the selling stockholders were issued by us in our acquisition of Micro Magic, Incorporated pursuant to an Agreement and Plan of Reorganization dated November 27, 2000. The shares of common stock were issued pursuant to an exemption from the registration provisions of the Securities Act. The selling stockholders represented to us that they were acquiring the shares for investment and with no present intention of distributing the shares.

     We will not receive any proceeds from the sale of the shares. Each of the selling stockholders may sell its shares directly or through broker-dealers or underwriters who may act solely as agents or who may acquire shares as principals. The distribution of the shares may be effected in one or more transactions that may take place through the Nasdaq National Market, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with such sales.

     The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the common stock sold less the aggregate agents' commissions if any, and other expenses of issuance and distribution not borne by us. The selling stockholders and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     The selling stockholders may effect transactions by selling shares directly or through broker-dealers acting either as principal or as agent, and such broker-dealers may receive compensation in the form of usual and customary or specifically negotiated underwriting discounts, concessions, or commissions from the selling stockholders.

     To the extent required, the specific shares of common stock to be sold, the names of the selling stockholders, purchase price, public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement.

     We have agreed to bear certain expenses of registration of the common stock under the federal and state securities laws and of any offering and sale hereunder not including certain expenses, such as commissions of dealers or agents, and fees attributable to the sale of the shares.

     This offering will terminate on the earliest of (a) two years after the SEC has declared the Registration Statement effective or (b) the date on which all shares offered hereby have been sold by the selling stockholders.

     Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

     There can be no assurance that a selling stockholder will sell any or all of the shares of common stock offered by it hereunder.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby has been passed upon for us by the general counsel of Juniper Networks.

                                     EXPERTS

     The consolidated financial statements of Juniper Networks incorporated by reference into Juniper Networks' annual report on Form 10-K for the year ended December 31, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated by reference herein in reliance upon the authority of such firm as experts in accounting and auditing.


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